Exhibit 1
Joint Filing Agreement
     This will confirm the agreement as of February 14, 2006 by and between the undersigned that the Statement on Schedule 13G filed on or about this date and any further amendments thereto with respect to beneficial ownership by the undersigned of the Class A Limited Voting Shares, no par value, of Brookfield Asset Management Inc. is being filed on behalf of each of the undersigned in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934.
     The undersigned further agree that each party hereto is responsible for timely filing of such Statement on Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein, provided that no party is responsible for the completeness and accuracy of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate. The undersigned further agree that this agreement shall be included as an Exhibit to such joint filing.
     This agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

BNN INVESTMENTS LTD		BNN SPLIT CORP.

By:	/s/ Brian D. Lawson	By:	/s/ Loretta M. Corso

Name:	Brian D. Lawson	Name:	Loretta M. Corso

Title:	President	Title:	Corporate Secretary